Exhibit 99.1

Yum China Completes the Acquisition of Ownership of the Pizza Hut Brand in Mainland China

Shanghai, China (August 7, 2026) – Yum China Holdings, Inc. (the “Company” or “Yum China”) (NYSE: YUMC and HKEX: 9987) today announced that it has completed the acquisition of the ownership of the Pizza Hut brand in Mainland China from Yum! Brands, Inc. (“Yum! Brands”) (NYSE: YUM) for US$1.2 billion.

The acquisition was first announced on June 16, 2026.

Joey Wat, CEO of Yum China, said, “Becoming the owner of the Pizza Hut brand in Mainland China is a major breakthrough for us, after operating the brand in the market for 36 years. In the near term, the savings in license fee payments to Yum! Brands are expected to make Pizza Hut’s restaurant margin closer to KFC’s. This should enable more potential new stores to meet our payback goal of 2-3 years. Over the longer term, we expect that brand ownership will give us greater strategic flexibility and allow us to respond more nimbly to market opportunities and consumer needs. In 2027 and 2028, we expect to accelerate Pizza Hut’s net new store openings from the original target of over 600 to more than 800 per year.”

The savings of the 3% license fee payments to Yum! Brands is expected to add 2.8% to Pizza Hut’s restaurant and OP margins net of VAT. After accounting for deal-related costs, interest and financing expenses, taxes, and without considering potential higher growth of Pizza Hut, the deal is expected to be accretive to diluted EPS – slightly accretive in 2026, and mid-single-digit accretive in 2027 and 2028.

To fund this transaction, the Company secured an offshore RMB-denominated bridge loan, equivalent to approximately US$1.2 billion, with a tenor of up to 12 months and an interest rate of around 2%. For longer-term financing, all options remain under consideration. The Company will evaluate its financing plans in light of market conditions and capital requirements, with the objective of acting in the best interests of its shareholders.

For more information, see the original announcement about the transaction: https://ir.yumchina.com/news-releases/news-release-details/yum-china-acquire-ownership-pizza-hut-brand-mainland-china

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to future strategies, growth, business plans, restaurant expansion plans and operating profit targets, the expected benefits and impact of the acquisition of ownership of the Pizza Hut brand in Mainland China from Yum! Brands, Inc. (the “Transaction”) and related financing (including plans for long-term financing), including expected license-fee savings, expected margin benefits, expected EPS accretion, and potential long-term value creation. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,”

“should,” “forecast,” “outlook,” “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the Company’s future strategies, growth, business plans, restaurant expansion plans, operating profit targets, the expected benefits and impact of the Transaction and related financing (including plans for long-term financing), including expected license-fee savings, expected margin benefits, expected EPS accretion, and potential long-term value creation. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to the ability to realize the anticipated benefits of the Transaction, including the risk that the transition of brand ownership disrupts operations; risks related to the availability, terms and cost of long-term debt financing to refinance the bridge loan, including interest rate and currency exchange fluctuations; transaction costs, tax and accounting treatment, changes in consumer demand or competitive conditions, failure to achieve anticipated license-fee savings, margin benefits, or EPS accretion; risks related to the ability to open new restaurants at the anticipated pace and achieve targeted payback periods; and risks that the Transaction may not result in the anticipated long-term value creation. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China is the largest restaurant company in China with a mission to make every life taste beautiful. The Company operates over 19,000 restaurants under six brands across over 2,700 cities in China. KFC and Pizza Hut are the leading brands in the quick-service and casual dining restaurant spaces in China, respectively. The Pizza Hut brand in Mainland China is now owned by Yum China. In addition, Yum China has partnered with Lavazza to develop the Lavazza coffee concept in China. Little Sheep and Huang Ji Huang specialize in Chinese cuisine. Taco Bell offers innovative Mexican-inspired food. Yum China has a world-class, digitalized supply chain, which includes an extensive network of logistics centers nationwide and an in-house supply chain management system. Its strong digital capabilities and loyalty program enable the Company to reach customers faster and serve them better. Yum China is a Fortune 500 company with the vision to be the world’s most innovative pioneer in the restaurant industry. For more information, please visit https://ir.yumchina.com/.

Contacts

Investor Relations Contact:
Tel: +86 21 2407 7556
IR@YumChina.com

Media Contact:
Tel: +86 21 2407 3824
Media@YumChina.com